                                                              EX-99.B(m)vldspa

                       DISTRIBUTION AND SERVICE PLAN
                             FOR CLASS A SHARES

                      (Adopted on ______________, 2000)

This Plan is adopted by Waddell & Reed Advisors Value Fund, Inc. (the "Fund"),
pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended
(the "Act") to provide for payment by the Fund of certain expenses in connection with the distribution of the Fund's Class A shares, provision of personal services to the Fund's Class A shareholders and/or maintenance of its
Class A shareholder accounts.  Payments under the Plan are to be made to
Waddell & Reed, Inc. ("W&R") which serves as the principal underwriter for the
Fund under the terms of the Underwriting Agreement pursuant to which W&R offers and sells the shares of the Fund.

Distribution Fee and Service Fee

The Fund is authorized to pay to W&R an amount not to exceed on an annual basis .25 of 1% of the Fund's average net assets of the Class A shares as either (1) a "distribution fee" to finance the distribution of the Fund's
Class A shares, or (2) a "service fee" to finance shareholder servicing by
W&R, its affiliated companies, broker-dealers who may sell Class A shares and other third-parties to encourage and foster the maintenance of Class A shareholder accounts, or as a combination of the two fees.  The amounts shall be payable to W&R monthly or at such other intervals as the board of directors may determine to reimburse W&R for costs and expenses incurred.

NASD Definition

For purposes of this Plan, the "distribution fee" may be considered as a sales charge that is deducted from the Class A net assets of the Fund and does not include the service fee.  The "service fee" shall be considered a payment made by the Fund for personal service and/or maintenance of Class A shareholder accounts, as such is now defined by the National Association of Securities
Dealers, Inc. ("NASD"), provided, however, if the NASD adopts a definition of
"service fee" for purposes of Rule 2830 of the NASD Conduct Rules that differs from the definition of "service fee" as presently used, or if the NASD adopts a related definition intended to define the same concept, the definition of
"service fee" as used herein shall be automatically amended to conform to the
NASD definition.

Quarterly Reports

W&R shall provide to the board of directors of the Fund and the board of directors shall review at least quarterly a written report of the amounts so expended of the distribution fee and/or service fee paid or payable to it under this Plan and the purposes for which such expenditures were made.

Approval of Plan

This Plan shall become effective when it has been approved by a vote of the board of directors of the Fund and of the directors who are not interested persons of the Fund and have no direct or indirect financial interest in the operation of the Plan or any agreement related to this Plan (other than as directors or shareholders of the Fund) ("independent directors") cast in person at a meeting called for the purposes of voting on such Plan.

Continuance

This Plan shall continue in effect for a period of one (1) year and thereafter from year to year only so long as such continuance is approved by the directors, including the independent directors, as specified hereinabove for the adoption of the Plan by the directors and independent directors.

Director Continuation

In considering whether to adopt, continue or implement this Plan, the directors shall have a duty to request and evaluate, and W&R shall have a duty to furnish, such information as may be reasonably necessary to an informed determination of whether this Plan should be adopted, implemented or continued.

Termination

This Plan may be terminated at any time by a vote of a majority of the independent directors of the Fund or by a vote of the majority of the outstanding Class A voting securities of the Fund without penalty.  On termination, the payment of all distribution fees and service fees shall cease, and the Fund shall have no obligation to W&R to reimburse it for any cost or expenditure it has made or may make to distribute the Class A shares or service Class A shareholder accounts.

Amendments

This Plan may not be amended to increase materially the amount to be spent for distribution of Class A shares, personal service and/or maintenance of shareholder accounts without approval of the Class A shareholders, and all material amendments of this Plan must be approved in the manner prescribed for the adoption of the Plan as provided hereinabove.  The distribution and service fees may be reduced by action of the board of directors without shareholder approval.

Directors

While this Plan is in effect, the selection and nomination of the directors who are not interested persons of the Fund shall be committed to the discretion of the directors who are not interested persons of the Fund.

Records

Copies of this Plan, the Underwriting Agreement and reports made pursuant to this Plan shall be preserved as provided in Rule 12b-1(f) under the Act.